Exhibit 99.1

                            [Letterhead of Dice Inc.]





November 12, 2001


Mr. Norbert Lou
Elliott Management Corporation
712 Fifth Avenue
New York, NY  10019-4108

Dear Mr. Lou:

Dice Inc. (the "Company") is in receipt of your letters dated October 11, 2001 and November 6, 2001 setting forth a proposal regarding the restructuring of the Company's 7% Convertible Subordinated Notes. The Company's Board of Directors has discussed and evaluated your proposal, and does not believe taking the action suggested in your letters is in the best interest of the Company or its shareholders.

Best regards,

/s/ Scot W. Melland
President and C.E.O.




cc:  Dice Inc. Board of Directors